SCHEDULE A

LIST OF PORTFOLIOS

BARON ETF TRUST

Baron First Principles ETF

Baron Global Durable Advantage ETF

Baron SMID Cap ETF

Baron Financials ETF

Baron Technology ETF

Baron Emerging Markets Select ETF